Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 31, 2003 relating to the financial statements and financial statement schedule of Aetrium Incorporated, which appears in Aetrium Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2002.

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
January 5, 2004